Exhibit 4.1

INVESTOR RIGHTS AGREEMENT

between

SILVER PRIVATE HOLDINGS I, LLC

and

SYNCHRONOSS TECHNOLOGIES, INC.

Dated as of February 15, 2018

INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT (this “Agreement”), dated as of February 15, 2018, by and between Synchronoss Technologies, Inc., a Delaware corporation (the “Company”), and Silver Private Holdings I, LLC, a Delaware limited liability company (the “Investor”).

WHEREAS, the Company and the Investor entered into a Securities Purchase Agreement, dated as of October 17, 2017 (the “Purchase Agreement”), pursuant to which the Company agreed to sell to the Investor, and the Investor agreed to purchase from the Company, shares of Series A Convertible Participating Perpetual Preferred Stock of the Company (such shares, the “Preferred Shares”) on the terms and subject to the conditions set forth in the Purchase Agreement;

WHEREAS, the Certificate of Designations (as set forth below) sets forth certain terms and rights with respect to the Preferred Shares and the Investor; and

WHEREAS, it is a condition to the closing of the transactions contemplated by the Purchase Agreement (the “Closing”) that the Company and the Investor enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained in this Agreement and the Certificate of Designations, and intending to be legally bound by this Agreement, the Company and the Investor agree as follows:

Section 1.                                          Definitions.  Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings given such terms in the Purchase Agreement.  As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1:

“Adverse Disclosure” means the public disclosure of material non-public information that, in the good faith judgment of the Independent Directors (after consultation with Investor and legal counsel), (i) would be required to be made in any registration statement filed with the SEC by the Company so that such registration statement would not be materially misleading under applicable securities laws, (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such registration statement and (iii) the Company has a bona fide business purpose for not disclosing publicly.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 under the Securities Act.

“Board” means the Board of Directors of the Company.

“Business Day” means a day except a Saturday, a Sunday or other day on which banks in the City of New York are authorized or required by Law to be closed.

“Certificate of Designations” means the Certificate of Designations of the Series A Convertible Participating Perpetual Preferred Stock, par value $0.0001 per share, of the Company.

“Closing” shall have the meaning set forth in the recitals of this Agreement.

“Common Stock” means the common stock of the Company, par value $0.0001 per share.

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Confidential Information” means any and all non-public information concerning the Company that has been or is furnished to the Investor (regardless of the manner in which it is furnished, including without limitation in written or electronic format or orally, gathered by visual inspection or otherwise) by or on behalf of the Company, together with the portions of any documents created by the Investor or its Representatives that contain such information, other than information that (i) is or has become generally available to the public other than as a result of a direct or indirect disclosure by the Investor or its Representatives in violation of this Agreement, (ii) was within the Investor’s or any of its Representatives’ lawful possession prior to its being furnished to the Investor by or on behalf of the Company and was not subject, to the terms of any other non-disclosure or confidentiality agreement with the Company or its representatives, in their capacity as such, that is binding on the Investor and/or such Representatives of the Investor, as applicable, the terms of which would otherwise prohibit such disclosure, (iii) is received from a source other than the Investor or any of its representatives; provided, that in the case of each of (ii) and (iii) above, the source of such information was not known by the Investor to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information at the time the same was disclosed, or (iv) is independently developed by the Investor or any of its Representative without breach of this Agreement.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, partnership interests or other ownership interests, as trustee or executor, by contract or credit arrangement or otherwise.

“Effectiveness Deadline” means with respect to any registration statement required to be filed to cover the resale by the Investor and/or Permitted Holders of Registrable Securities pursuant to Section 2, (i) the date such registration statement is filed, if the Company is a WKSI as of such date and such registration statement is an Automatic Shelf Registration Statement eligible to become immediately effective upon filing pursuant to Rule 462, or (ii) if the Company is not a WKSI, as of the date such registration statement is filed, the fifth (5th) Business Day following the date on which the Company is notified by the SEC that such registration statement will not be reviewed or is not subject to further review and comments and will be declared effective upon request by the Company.

“Equity-Linked Securities” means any security or instrument convertible into, exercisable or exchangeable for capital stock of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Filing Deadline” means with respect to any registration statement required to be filed to cover the resale by the Investor and/or Permitted Holders of Registrable Securities pursuant to Section 2, (i) ten (10) days following the written notice of demand therefor by the Investor, if the Company is a WKSI, as of the date of such demand, or (ii) if the Company is not a WKSI as of the date of such demand, (a) fifteen (15) Business Days following the written notice of demand therefor if the Company is then eligible to register for resale Registrable Securities on Form S-3 or (b) if the Company is not then eligible to use Form S-3, twenty (20) Business Days following the written notice of demand therefor, provided that, to the extent that the Company has not been provided the information regarding the Investor, any Permitted Holders and their respective Registrable Securities in accordance with Section 13 at least two (2) Business Days prior to the applicable Filing Deadline, then the such Filing Deadline shall be extended to the second (2nd) Business Day following the date on which such information is provided to the Company.

“Freely Tradable” means, with respect to any security, a security that (i) is eligible to be sold by the holder thereof without any volume or manner of sale restrictions under the Securities Act pursuant to Rule 144 thereunder, (ii) bears no legends restricting the transfer thereof and (iii) bears an unrestricted CUSIP number (to the extent such security is issued in global form).

“Indemnified Party” shall have the meaning set forth in Section 12(c).

“Indemnifying Party” shall have the meaning set forth in Section 12(c).

“Independence Criteria” shall have the meaning set forth in Section 11(b).

“Independent Directors” shall have the meaning set forth in Section 11(b).

“Inspectors” shall have the meaning set forth in Section 5(k).

“Investor” shall have the meaning set forth in the preamble of this Agreement.

“Investor Indemnitee” shall have the meaning set forth in Section 12(a).

“Investor’s Counsel” shall have the meaning set forth in Section 4(b).

“Law” means any U.S. or non-U.S. law, including any statute, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order of a Governmental Authority of competent jurisdiction.

“Nominating and Corporate Governance Committee” means the Nominating and Corporate Governance Committee of the Board; provided that if, at the relevant time, such committee shall not exist or shall not have the responsibility and authority to recommend director candidates to the Board, “Nominating and Corporate Governance Committee” shall mean such other committee of the Board having such responsibility and authority.

“Non-Party Affiliates” shall have the meaning set forth in Section 18(k).

“Other Securities” shall have the meaning set forth in Section 3(a).

“Ownership Percentage” means, as of any date, the percentage equal to (i) the aggregate number of shares of Common Stock that the Investor or any Permitted Holders beneficially own (calculated, without duplication, assuming the full conversion (in each case, without regard to any limitation on conversion in the Certificate of Designations) of the Preferred Shares and any shares of Series A Preferred issued as PIK Dividends (as defined in the Certificate of Designations) or issuable as accrued and unpaid PIK Dividends not previously added to the Liquidation Preference (as defined in the Certificate of Designations), in either case on or before such date) divided by (ii) the total number of shares of Common Stock then outstanding, (calculated assuming the full conversion (in each case, without regard to any limitation on conversion in the Certificate of Designations) of the Preferred Shares, the shares of Series A Preferred issued as PIK Dividends (as defined in the Certificate of Designations) or issuable as accrued and unpaid PIK Dividends (as defined in the Certificate of Designations) not previously added to the Liquidation Preference, in either case on or before such date).

“Permitted Holders” means (i) the Investor’s affiliates and any partners or members of the Investor or such affiliates, and their respective partners, members and affiliates, in each case holding Registrable Securities as a result of one or more distributions by the Investor or any of such Persons, (ii) any successor entity of the Investor or any Person described in the foregoing clause (i), and (iii) any Person consented to in writing by the Company.

“Person” shall have the meaning set forth in the Purchase Agreement.

“Piggyback Notice” shall have the meaning set forth in Section 3(a).

“Piggyback Registration” shall have the meaning set forth in Section 3(a).

“Preemptive Rights Cap Amount” means, with respect to a Preemptive Rights Issuance, a number of securities which, if divided by the sum of (i) such number of securities plus (ii) the number of securities issued in such Preemptive Rights Issuance, would represent a percentage that is equal to the Ownership Percentage (as of immediately prior to the Preemptive Rights Issuance).

“prospectus” means the prospectus included in a registration statement (including a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a registration statement, and all other amendments and supplements to the prospectus, including post-effective amendments.

“Purchase Agreement” shall have the meaning set forth in the recitals of this Agreement.

“Register,” “registered,” and “registration” shall refer to a registration effected by preparing and (i) filing a registration statement with the Securities and Exchange Commission the SEC in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such registration statement by the SEC or (ii) filing a prospectus and/or prospectus supplement in respect of an appropriate effective Shelf Registration Statement.

“Registrable Securities” means (i) shares of Common Stock held by the Investor or any Permitted Holder, (ii) shares of Common Stock issuable (directly or indirectly) upon conversion and/or exercise of any capital stock of the Company, including any Preferred Shares, held by the Investor or any Permitted Holder and (iii) any securities issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend, stock split, recapitalization or other distribution with respect to, or in exchange for, or in replacement of, the Common Stock referenced in clauses (i) or (ii) above or this clause (iii); provided that the term “Registrable Securities” shall exclude in all cases any securities (x) that are sold pursuant to an effective registration statement under the Securities Act or publicly resold in compliance with Rule 144, (y) that are immediately Freely Tradable pursuant to Rule 144, or (z) that shall have ceased to be outstanding.  Solely for purposes of determining at any time whether any Registrable Securities are then held, outstanding or transferred, the Preferred Shares and any shares of Series A Preferred issued as PIK Dividends shall be treated, on an as-converted basis (without regard to any limitation on conversion in the Certificate of Designations), as Registrable Securities.

“Registration Expenses” shall mean, with respect to any registration and without limitation, (i) all SEC, stock exchange, FINRA and other registration and filing fees, (ii) all fees and expenses of compliance with securities or blue sky laws (including reasonable fees, charges and disbursements of counsel to any underwriter incurred in connection with blue sky qualifications of Registrable Securities as may be set forth in any underwriting agreement), (iii) all word processing, duplicating and printing expenses, messenger and delivery expenses, (iv) fees and disbursements of counsel for the Company and all independent public accountants, (v) fees paid to other Persons retained by the Company, (vi) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (vii) the expenses of any annual audit or quarterly review, (viii) the expenses (including premiums) of any liability or other insurance and (ix) the expenses and fees for listing the securities to be registered on each securities exchange on which the same class of securities issued by the Company are then listed; provided that Registration Expenses shall include Selling Expenses.

“registration statement” means any registration statement that is required to register the resale of Registrable Securities under this Agreement, including the related prospectus and any pre- and post-effective amendments and supplements to each such registration statement or prospectus.

“Representatives” means (i) the Investor’s members, (ii) the Investor’s and its members’ respective affiliates, and (iii) the Investor’s, its members’ and such affiliates’ respective employees, officers, directors, advisors and consultants; provided, that no portfolio company of Siris Capital Group, LLC will have any obligation as a Representative pursuant to this Agreement unless and until the Investor furnishes Confidential Information to such portfolio company (it being acknowledged that such furnishing, if at all, shall be pursuant to and in accordance with the confidentiality provisions set forth in this Agreement).

“Sale Notice” shall have the meaning set forth in Section 6(a).

“Scheduled Black-out Period” means the period beginning fifteen (15) calendar days prior to the end of each fiscal quarter and ending upon the completion of the first full trading day after the Company publicly releases its earnings for such fiscal quarter, or as such period is otherwise defined in the Company’s written insider trading policy, applicable generally to officers and directors of the Company.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities” means collectively, Registrable Securities and Other Securities.

“Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes, if any, applicable to the sale of Registrable Securities and all related fees and expenses of the Investor (other than such fees and expenses included in Registration Expenses).

“Series A Preferred” means the Series A Convertible Participating Perpetual Preferred Stock of the Company, par value $0.0001 per share.

“Series A Preferred Directors” shall have the meaning set forth in the Certificate of Designations.

“Shelf Registration” shall have the meaning set forth in Section 6(a).

“Shelf Suspension” shall have the meaning set forth in Section 6(a).

“Shelf Suspension Notice” shall have the meaning set forth in Section 6(a).

“Standstill Percentage” means, as of any date, the percentage equal to (i) the aggregate number of shares of Common Stock that the Investor or its affiliates beneficially own (calculated assuming the full conversion (in each case without regard to any limitation on conversion in the Certificate of Designations) of the Preferred Shares, the shares of Series A Preferred issued as PIK Dividends (as defined in the Certificate of Designations) or issuable as accrued and unpaid PIK Dividends not previously added to the Liquidation Preference (as defined in the Certificate of Designations), in either case on or before such date) divided by (ii) the total number of shares of Common Stock outstanding determined on a fully diluted, as-if-exercised basis (calculated assuming the exercise and settlement of all compensation awards in respect of capital stock of the Company outstanding as of immediately prior to such date, whether or not exercised, settled, eligible for settlement or vested, and the full conversion (in each case, without regard to any limitation on conversion in the Certificate of Designations) of the Preferred Shares and any shares of Series A Preferred issued as PIK Dividends (as defined in the Certificate of Designations) or issuable as accrued and unpaid PIK Dividends not previously added to the Liquidation Preference (as defined in the Certificate of Designations), in either case on or before such date).

“Subsidiary” shall mean any company, partnership, limited liability company, joint venture, joint stock company, trust, unincorporated organization or other entity at least 50% of the voting capital stock of which is owned, directly or indirectly, by the Company.

“Suspension Period” shall have the meaning set forth in Section 2(d).

“Underwriter Cutback” shall have the meeting set forth in Section 3(b).

“WKSI” shall mean a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act.

Section 2.                                          Demand Registration.

(a)                                 Subject to the terms and conditions of this Agreement, including Section 2(c), if at any time following May 1, 2018, the Company receives a written request from the Investor that the Company register under the Securities Act Registrable Securities representing at least 10% of the Registrable Securities held by the Investor or the Permitted Holders, then the Company shall file, as promptly as reasonably practicable but no later than the applicable Filing Deadline, a registration statement under the Securities Act covering all Registrable Securities that the Investor requests to be registered.  The registration statement shall be on Form S-3 (except if the Company is not then eligible to register for resale Registrable Securities on Form S-3, in which case such registration shall be on another appropriate form for such purpose) and, if the Company is a WKSI as of the Filing Deadline, shall be an Automatic Shelf Registration Statement.  The Company shall use its commercially reasonable efforts to cause the registration statement to be declared effective or otherwise to become effective under the Securities Act as soon as reasonably practicable but, in any event, no later than the Effectiveness Deadline, and shall use its commercially reasonable efforts to keep the registration statement continuously effective under the Securities Act until the earlier of (1) the date on which the Investor notifies the Company in writing that the Registrable Securities included in such registration statement have been sold or the offering therefor has been terminated or (2) (x) thirty (30) Business Days following the date on which such registration statement was declared effective by the SEC, if the Company is a WKSI and filed an Automatic Shelf Registration Statement in satisfaction of such demand, (y) forty (40) Business Days following the date on which such registration statement was declared effective by the SEC, if the Company is not a WKSI and registered for resale the Registrable Securities on Form S-3 in satisfaction of such demand or (z) fifty (50) Business Days following the date on which such registration statement was declared effective by the SEC, if the Company is neither a WKSI nor then eligible to use Form S-3 and registered for resale the Registrable Securities on Form S-1 or other applicable form in satisfaction of such demand; provided that each period specified in clause (2) of this sentence shall be extended automatically by one (1) Business Day for each Business Day that the use of such registration statement or prospectus is suspended by the Company pursuant to any Suspension Period, pursuant to (d) below or pursuant to Section 5(j).

(b)                                 If the Investor intends to distribute the Registrable Securities covered by such Investor’s request by means of an underwriting, (i) the Investor shall so advise the Company as a part of its request made pursuant to Section 2(a) and (ii) the Investor shall have the right to appoint the book-running, managing and other underwriter(s) after consultation with the Company.

(c)                                  The Company shall not be required to effect a registration pursuant to this Section 2:  (i) after the Company has effected three registrations pursuant to this Section 2, and each of such registrations has been declared or ordered effective and kept effective by the Company as required by Section 5(a); or (ii) more than twice during any single calendar year; provided, however, that a request for registration will not count for the purposes of this limitation if (x) the Investor determines in good faith to withdraw (prior to the effective date of the registration statement relating to such request) the proposed registration or (y) the registration statement relating to such request is not declared effective within the earlier of Effectiveness Deadline.

(d)                                 Notwithstanding anything to the contrary in this Agreement, (1) upon notice to the Investor, the Company may delay the Filing Deadline and/or the Effectiveness Deadline with respect to, or suspend the effectiveness or availability of, any registration statement for up to ninety (90) days in the aggregate in any twelve-month period (a “Suspension Period”) if the Company would have to make an Adverse Disclosure in connection with the registration statement; provided that (i) any suspension of a registration statement pursuant to Section 6(b) or Section 5(j) shall be treated as a Suspension Period for purposes of calculating the maximum number of days of any Suspension Period under this Section 2(d) and (ii) no Suspension Period may overlap with any redemption pursuant the Certificate of Designations (including Section 5 thereof) through the date that is thirty (30) Business Days following any such redemption; and (2) upon notice to the Investor, the Company may delay the Filing Deadline and/or the Effectiveness Deadline with respect to any registration statement for a period not to exceed thirty (30) days prior to the Company’s good faith estimate of the launch date of, and ninety (90) days after the closing date of, a Company initiated registered offering of equity securities (including equity securities convertible into or exchangeable for Common Stock); provided that (i) the Company is actively employing in good faith all commercially reasonable efforts to launch such registered offering throughout such period, (ii) the Investor and Permitted Holders are afforded the opportunity to include Registrable Securities in such registered offering in accordance with Section 3 and (iii) the right to delay or suspend the effectiveness or availability of such registration statement pursuant to this clause (2) shall not be exercised by the Company more than two (2) times in any twelve-month period and not more than ninety (90) days in the aggregate in any twelve-month period, other than solely due to the Financial Restatement (as defined in the Purchase Agreement) for so long as the Company is using its best efforts to issue the Restated Financial Statements (as defined in the Purchase Agreement).  If the Company shall delay any Filing Deadline pursuant to this clause (d) for more than ten (10) Business Days, the Investor may withdraw the demand therefor at any time after such ten (10) Business Days so long as such delay is then continuing by providing written notice to the Company to such effect, and any demand so withdrawn shall not count as a demand for registration for any purpose under this Section 2, including Section 2(c).

(e)                                  Notwithstanding the foregoing, if the managing underwriter(s) of an underwritten offering in connection with any registration pursuant to this Section 2 advises the Company and the Investor in writing that, in its good faith judgment, the number of Registrable Securities requested to be included in such offering exceeds the number of Registrable Securities which can be sold in such offering at a price acceptable to the Investor, then the number of Registrable Securities so requested to be included in such offering shall be reduced to that number of shares which, in the good faith judgment of the managing underwriter, can be sold in such offering at such price.

Section 3.                                          Piggyback Registration.

(a)                                 Subject to the terms and conditions of this Agreement, if at any time the Company files a registration statement under the Securities Act with respect to an offering of Common Stock or other equity securities of the Company (such Common Stock and other equity securities collectively, “Other Securities”), whether or not for sale for its own account (other than a registration statement (i) on Form S-4, Form S-8 or any successor forms, (ii) filed solely in connection with any employee benefit or dividend reinvestment plan or (iii) pursuant to a demand registration in accordance with Section 2), then the Company shall use commercially reasonable efforts to give written notice of such filing to the Investor at least ten (10) Business Days before the anticipated filing date (the “Piggyback Notice”).  The Piggyback Notice and the contents thereof shall be kept confidential by the Investor and its affiliates and representatives, and the Investor shall be responsible for breaches of confidentiality by its affiliates and representatives.  The Piggyback Notice shall offer the Investor and the Permitted Holders the opportunity to include in such registration statement, subject to the terms and conditions of this Agreement, the number of Registrable Securities as the Investor may reasonably request (a “Piggyback Registration”).  Subject to the terms and conditions of this Agreement, the Company shall use its commercially reasonable efforts to include in each such Piggyback Registration all Registrable Securities with respect to which the Company has received from the Investor written requests for inclusion therein within ten (10) Business Days following receipt of any Piggyback Notice by the Investor, which request shall specify the maximum number of Registrable Securities intended to be disposed of by the Investor and any Permitted Holder and the intended method of distribution.  For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, the Company may not commence or permit the commencement of any sale of Other Securities in a public offering to which this Section 3 applies unless the Investor shall have received the Piggyback Notice in respect to such public offering not less than ten (10) Business Days prior to the commencement of such sale of Other Securities.  The Investor and any Permitted Holder shall be permitted to withdraw all or part of the Registrable Securities from a Piggyback Registration at any time at least two (2) Business Days prior to the effective date of the registration statement relating to such Piggyback Registration.  No Piggyback Registration shall count towards the number of demand registrations that the Investor is entitled to make in any period or in total pursuant to Section 2.

(b)                                 If any Other Securities are to be sold in an underwritten offering, (1) the Company or other Persons designated by the Company shall have the right to appoint the book-

running, managing and other underwriter(s) for such offering in their discretion and (2) the Investor and any Permitted Holder shall be permitted to include all Registrable Securities requested by the Investor to be included in such registration in such underwritten offering on the same terms and conditions as such Other Securities proposed by the Company or any third party to be included in such offering; provided, however, that if such offering involves an underwritten offering and the managing underwriter(s) of such underwritten offering advise the Company in writing that it is their good faith opinion that the total amount of Registrable Securities requested to be so included, together with all Other Securities that the Company and any other Persons having rights to participate in such registration intend to include in such offering (an “Underwriter Cutback”), exceeds the total number or dollar amount of such securities that can be sold without having an adverse effect on the price, timing or distribution of the Registrable Securities to be so included together with all Other Securities, then there shall be included in such firm commitment underwritten offering the number or dollar amount of Registrable Securities and such Other Securities that in the good faith opinion of such managing underwriter(s) can be sold without so adversely affecting such offering, and such number of Registrable Securities and Other Securities shall be allocated for inclusion as follows:  (x) to the extent such public offering is the result of a registration initiated by the Company, (i) first, all Other Securities being sold by the Company; (ii) second, all Registrable Securities requested to be included in such registration by the Investor and (iii) third all Other Securities of any holders thereof (other than the Company and the Investor) requesting inclusion in such registration, or (y) to the extent such public offering is the result of a registration initiated by any Persons (other than the Company or the Investor) exercising a contractual right to demand registration, (i) first, pro rata among all Other Securities owned by such Persons exercising the contractual right and all Registrable Securities requested by the Investor to be included in such registration , (ii) second, all Other Securities of any holders thereof (other than the Investor, the Company and the Persons exercising the contractual right) requesting inclusion in such registration, pro rata, based on the aggregate number of Other Securities beneficially owned by each such holder; and (iii) third, all Other Securities being sold by the Company.

Section 4.                                          Expenses of Registration.

(a)                                 Except as specifically provided for in this Agreement, all Registration Expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by the Company. All Selling Expenses incurred in connection with any registration hereunder, shall be borne by the Investor in proportion to the number of Registrable Securities for which registration was requested. The Company shall not, however, be required to reimburse the Investor or Permitted Holders, as applicable, for any Registration Expenses incurred by it or them for any registration proceeding begun pursuant to Section 2, the request of which has been subsequently withdrawn by the Investor unless (a) the withdrawal is based upon materially adverse circumstances or conditions or material adverse information concerning the Company or its Subsidiaries that (i) the Company had not publicly disclosed in a report filed with or furnished to the SEC under the Exchange Act at least three (3) Business Days prior to the request or (ii) the Company had not disclosed to any Series A Director in person or by telephone at the last meeting of the Board or any committee of the Board, in each case, at which a Series A Director is present or at any time since the date of such meeting of the Board, (b) the withdrawal is made in accordance with the last sentence of Section 2(d), or (c) the Investor agrees to forfeit its right to one requested registration pursuant to Section 2.

(b)                                 In connection with each registration pursuant to Section 2, in addition to the Registration Expenses payable pursuant to Section 4(a), the Company will reimburse the Investor for the reasonable fees and disbursements of one United States counsel, who will be chosen by the Investor in its sole discretion (“Investor’s Counsel”).

Section 5.                                          Obligations of the Company.  Whenever required to effect the registration of any Registrable Securities pursuant to Section 2 or Section 3 of this Agreement, the Company shall, as promptly as reasonably practicable:

(a)                                 With respect to a Demand Registration, prepare and as soon as practicable file with the SEC a registration statement (including all required exhibits to such registration statement) with respect to such Registrable Securities and use reasonable best efforts to cause such registration statement to become effective, or prepare and file with the SEC a prospectus supplement with respect to such Registrable Securities pursuant to an effective registration statement and keep such registration statement effective or such prospectus supplement current, in the case of a registration pursuant to Section 2, in accordance with Section 2.

(b)                                 Prepare and file with the SEC such amendments and supplements to the applicable registration statement and the prospectus or prospectus supplement used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period required Section 2 (including any extension provided for therein).

(c)                                  To the extent reasonably practicable, not less than five (5) Business Days prior to the filing of a registration statement or any related prospectus or any amendment or supplement thereto, the Company shall furnish to the Investor and Investor’s Counsel copies of all such documents proposed to be filed and give reasonable consideration to the inclusion in such documents of any comments reasonably and timely made by the Investor or its legal counsel; provided that the Company shall include in such documents any such comments that are necessary to correct any material misstatement or omission regarding the Investor.

(d)                                 Furnish to the Investor and Investor’s Counsel such number of copies of the applicable registration statement and each such amendment and supplement thereto (including upon request in each case all exhibits but not documents incorporated by reference) and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the Investor may reasonably request in order to facilitate the disposition of Registrable Securities by the Investor and Permitted Holders.  The Company hereby consents to the use of such prospectus and each amendment or supplement thereto by the Investor and any participating Permitted Holder in accordance with applicable Law in connection with the offering and sale of the Registrable Securities covered by such prospectus and any amendment or supplement thereto.

(e)                                  Prior to any offering of Common Stock pursuant to the registration statement, the Company shall use commercially reasonable efforts to (i) arrange for the qualification of the Common Stock for offer and sale under the securities or “blue sky” laws of such states of the United States as the Investor shall reasonably request and shall maintain such qualification in effect so long as required to enable the Investor to consummate the disposition in such jurisdictions of the Common Stock, and (ii) reasonably cooperate with the Investor in connection with any filings required to be made with FINRA; provided, that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not then so qualified or to take any action that would subject it to taxation or service of process in suits, other than those arising out of any offering pursuant to the registration statement, in any jurisdiction where it is not then so subject.

(f)                                   Enter customary agreements and take such other actions as are reasonably required in order to facilitate the disposition of such Registrable Securities, including, if the method of distribution of Registrable Securities is by means of an underwritten offering, using commercially reasonable efforts to, (i) participate in and make documents available for the reasonable and customary due diligence review of underwriters during normal business hours, on reasonable advance notice and without undue burden or hardship on the Company; provided that (A) any party receiving confidential materials shall execute a confidentiality agreement on customary terms if reasonably requested by the Company and (B) the Company may in its reasonable discretion restrict access to competitively sensitive or legally privileged documents or information, (ii) cause the chief executive officer and chief financial officer to be available at reasonable dates and times to participate in “road show” presentations and/or investor conference calls to market the Registrable Securities during normal business hours, on reasonable advance notice and without undue burden or hardship on the Company or the conduct of the Business of the Company; provided that the aggregate number of days of “road show” presentations in connection with an underwritten offering of Registrable Securities for each registration pursuant to a demand made under Section 2 shall not exceed five (5) Business Days and (iii) negotiate and execute an underwriting agreement in customary form with the managing underwriter(s) of such offering and such other documents reasonably required under the terms of such underwriting arrangements, including using commercially reasonable efforts to procure a customary legal opinion and auditor “comfort” letters.  The Investor shall also enter into and perform its obligations under any such underwriting agreement.

(g)                                  Give notice to the Investor as promptly as reasonably practicable:

(i)                                     when any registration statement filed pursuant to Section 2 or in which Registrable Securities are included pursuant to Section 3 or any amendment to such registration statement has been filed with the SEC and when such registration statement or any post-effective amendment to such registration statement has become effective;

(ii)                                  of any request by the SEC for amendments or supplements to any registration statement (or any information incorporated by reference in, or exhibits to, such registration statement) filed pursuant to Section 2 or in which Registrable Securities are included pursuant to Section 3 or the prospectus (including information incorporated by reference in such prospectus) included in such registration statement or for additional information;

(iii)                               of the issuance by the SEC of any stop order suspending the effectiveness of any registration statement filed pursuant to Section 2 or in which Registrable Securities are included pursuant to Section 3 or the initiation of any proceedings for that purpose;

(iv)                              of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(v)                                 of the occurrence of any event that requires the Company to make changes to any effective registration statement or the prospectus so that, as of such date, they (A) do not contain any untrue statement of a material fact and (B) do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus, in the light of the circumstances under which they were made) not misleading).

(h)                                 Use its commercially reasonable efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any registration statement referred to in Section 5(g)(iii) at the earliest practicable time.

(i)                                     Upon request, furnish to the Investor, without charge, at least one copy of the registration statement and any post-effective amendment thereto, and, if the Investor so requests in writing, all exhibits thereto

(j)                                    Upon the occurrence of any event contemplated by subsections (g)(iii) through (v) above, the Company shall promptly prepare and file a post-effective amendment to the registration statement or an amendment or supplement to the related prospectus or file any other required document to remedy the basis for any suspension of the registration statement and so that, as thereafter delivered to any sales or placement agents or underwriters acting on the Investor’s behalf, the prospectus will not include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  If the Company notifies the Investor in accordance with subsections (g)(iii) through (v) above to suspend the use of the prospectus until the requisite changes to the prospectus have been made, then the Investor shall suspend the use of such prospectus and use its commercially reasonable efforts to return to the Company all copies of such prospectus (at the Company’s expense) other than permanent file copies then in the Investor’s or its Representatives’ possession; provided that such suspension shall be treated as a Suspension Period for purposes of calculating the maximum number of days of any Suspension Period under Section 2(d).

(k)                                 Use all commercially reasonable efforts to furnish or make available (and cause the Company’s officers, directors, employees and independent public accountants to furnish or make available) upon reasonable notice and during normal business hours, for inspection by the Investor, Investor’s Counsel, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter (collectively the “Inspectors”), all pertinent financial and other records, pertinent documents and properties of the Company and its Subsidiaries, as shall be reasonably necessary to enable them to exercise their due diligence responsibility pursuant to the Securities Act, the Exchange Act and the rules and regulations thereunder, and cause the Company’s officers, directors and employees to supply all information  reasonably requested by any such Inspector in connection with such registration statement.  Records that the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors (and the Inspectors shall confirm their agreement in writing in advance to the Company if the Company shall so request) unless (A) the disclosure of such Records is necessary, in the Inspector’s judgment, to avoid or correct a misstatement or omission in the registration statement, (B) the release of such records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction after compliance with the last sentence of this clause (k) or (C) the information in such records was known to the Inspectors on a nonconfidential basis prior to its disclosure by the Company or has been made generally available to the public.  The Investor agrees that it shall, upon learning that disclosure of such records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the records deemed confidential.

(l)                                     Keep Investor and Investor’s Counsel advised in writing as to the initiation and, as appropriate, of the progress of any registration under Section 2 or Section 3 and provide Investor’s Counsel with all correspondence with the SEC in connection with any such registration statement.

(m)                             No later than the effective date of any registration statement, use commercially reasonable efforts to procure the cooperation of the Company’s transfer agent for settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the Investor or the managing underwriter(s).  In connection therewith, if reasonably required by the Company’s transfer agent, the Company shall promptly after the effectiveness of the registration statement cause an opinion of counsel as to the effectiveness of the registration statement to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to issue such Registrable Securities without legend upon sale by the holder of such shares of Registrable Securities under the registration statement.

(n)                                 Use its reasonable best efforts to take or cause to be taken all other actions, and do and cause to be done all other things, necessary or reasonably advisable in the opinion of the Investor to effect the registration of the Registrable Securities contemplated hereby.

Section 6.                                          Suspension of Sales.

(a)                                 Prior to the sale or distribution of any Registrable Securities pursuant to a registration statement that is for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC), the Investor shall give at least two (2) Business Days prior written notice thereof to the Company (a “Sale Notice”) and the Investor (and any participating Permitted Holders) shall not sell or distribute any Registrable Securities unless the Investor has timely provided such Sale Notice and, subject to the Shelf Suspension period described below, until the expiration of such 2-Business Day period.  If in response to a Sale Notice, the Company shall provide to the Investor a certificate signed by the Chief Executive Officer of the Company stating that the Company would have to make an Adverse Disclosure (as determined pursuant to the definition thereof) (the “Shelf Restriction”), then the Company may, by written notice thereof to the Investor (a “Shelf Suspension Notice”), suspend use of the registration statement by the Investor (and any participating Permitted Holders) until the expiration of the Shelf Restriction (a “Shelf Suspension”); provided that the period of any such Shelf Suspension may not exceed the Suspension Period set forth in Section 2(d).  In the case of a Shelf Suspension, the Investor (and any participating Permitted Holder) agrees to suspend use of the applicable prospectus and any issuer free writing prospectuses in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the Shelf Suspension Notice referred to above.  The Company shall immediately notify the Investor upon the termination of any Shelf Suspension, and either confirm that the registration statement can be used or supplement or make amendments to the registration statement to the extent required by the registration form used by the Company for the Shelf Registration or by the Securities Act or the rules or regulations promulgated thereunder and promptly notify the Investor thereof.  The Company agrees to not deliver a Shelf Suspension Notice to the Investor or otherwise inform the Investor of a Shelf Restriction unless and until the Investor delivers a Sale Notice to the Company.

(b)                                 Upon receipt of written notice from the Company pursuant to Section 5(g)(v), the Investor (and any participating Permitted Holder) shall immediately discontinue disposition of Registrable Securities until the Investor (i) has received copies of a supplemented or amended prospectus or prospectus supplement pursuant to Section 5(j) or (ii) is advised in writing by the Company that the use of the prospectus and, if applicable, prospectus supplement may be resumed, and, if so directed by the Company, the Investor shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in the Investor’s possession, of the prospectus and, if applicable, prospectus supplement covering such Registrable Securities current at the time of receipt of such notice.

Section 7.                                          Books and Records; Access.  For so long as the Investor’s Ownership Percentage is 5% or more, the Company shall permit the Investor and its designated representatives, at reasonable times and upon reasonable prior notice to the Company, to examine the records and books of account of the Company and its Subsidiaries and to discuss the affairs, finances and condition of the Company or any of its Subsidiaries with the officers of the Company or any such Subsidiary and the Company’s independent accountants.  In addition, for so long as the Investor’s Ownership Percentage is 5% or more, upon written request of the Investor, the Company shall provide to the Investor duplicate copies of such financial and other information concerning the Company and its Subsidiaries as may from time to time be reasonably requested by such Investor.

Section 8.                                          Restrictions on Transfer.

(a)                                 Subject to Section 8(b), the Investor shall not, directly or indirectly, sell, transfer or otherwise dispose of any Preferred Shares or shares of Series A Preferred Stock issued as PIK Dividends without the Company’s prior written consent (such consent to be provided or withheld by a majority of directors voting who are independent directors and disinterested in the matter).

(b)                                 Notwithstanding the foregoing Section 8(a), the following transfers (“Permitted Transfers”) shall be permitted (without prior consent):

(i)                                     to a Permitted Holder who agrees to be bound by the terms of this Agreement;

(ii)                                  in a Reorganization Event (as defined in the Certificate of Designations);

(iii)                               in connection with a redemption pursuant to the terms of the Certificate of Designations (including pursuant to Section 5 thereof);

(iv)                              in connection with a conversion to Common Stock pursuant to the terms of the Certificate of Designations; or

(v)                                 in any Pro Rata Transaction.

(c)                                  For purpose of this Agreement, a “Pro Rata Transaction” shall mean any transaction (excluding any Reorganization Event (as defined in the Certificate of Designations)) in which all stockholders of the Company (x) are offered terms substantially similar to those given to the Investor (as described in clause (y) below), or otherwise are offered the opportunity to, or will, participate in such transaction on a pro rata basis, and (y) are entitled to receive consideration of equal market value (on a per share or as-converted basis), with no value paid to any holder of Preferred Shares in respect of any liquidation preference, option value, dividend (except for any accrued but unpaid dividends in accordance with the Certificate of Designations through the date of such transaction).  The Company shall cooperate with, and not frustrate, any transfers by the Investor or Permitted Holders that are not prohibited by this Agreement.

Section 9.                                          Standstill Restrictions; Voting; Dividends.

(a)                                 Standstill.  For as long as the holders of the Series A Preferred have the right to nominate a Series A Preferred Director to the Board pursuant to Section 8(b) of the Certificate of Designations, without the prior approval by a majority of directors voting who are not Series A Preferred Directors, neither the Investor nor its affiliates shall directly or indirectly purchase or acquire any debt or equity securities of the Company, any Equity-Linked Securities, or any other right to acquire such securities, in each case that would result in the Investor’s Standstill Percentage being in excess of 30%; provided, however, the foregoing restrictions shall not prohibit the  purchase of the Preferred Shares pursuant to the Purchase Agreement or the receipt  of shares of Series A Preferred issued as PIK Dividends pursuant to the Certificate of Designations, shares of Common Stock received upon conversion of Preferred Shares or shares of Series A Preferred issued as PIK Dividends or receipt of any shares of Series A Preferred, Common Stock or other securities of the Company otherwise paid as dividends or as an increase of the Liquidation Preference (as defined in the Certificate of Designations) or distributions thereon.

(b)                                 Sales or Other Process.  Notwithstanding Section 9(a), if the Board decides to engage in a process that could reasonably be expected to give rise to a merger, tender offer, substantial share investment, change of control transaction or other extraordinary transaction related to the Company, the Company shall invite the Investor to participate in such process on the terms and conditions generally made available to the other participants in such process; provided, however, that in the event the Investor participates in such process, each

Series A Preferred Director shall recuse himself or herself from voting on, or otherwise receiving any confidential information in his or her capacity as a Series A Preferred Director regarding, matters in connection with such process; provided, further, that, following the termination of the Investor’s participation in any process, such director’s right to vote on, and receive confidential information about, the process shall be reinstated.

(c)                                  Voting.  For as long as the holders of Series A Preferred have the right to nominate a Series A Preferred Director to the Board pursuant to Section 8(b) of the Certificate of Designations, in the event that the Board determines to effect a reorganization, merger, consolidation or similar transaction involving the Company and requiring stockholder approval, the Investor will cause all of its shares of Company Capital Stock that are entitled to vote to be voted in favor of any such transaction, if and only if (a) the Investor will receive an amount in cash equal to the sum of (i) $185,000,000, (ii) in respect of each share of Series A Preferred, the dollar value of the Accrued Dividends (as defined in the Certificate of Designations), (iii) the dollar value of all outstanding shares of Series A Preferred, if any, issued as PIK Dividends multiplied by $1,000, (iv) in respect of each share of Series A Preferred, the dollar value of any amount of the Net Preferred Dividend (as defined in the Certificate of Designations) added to the Liquidation Preference (as defined in the Certificate of Designations) and (v) if applicable, in respect of each share of Series A Preferred, the aggregate amount of all PIK Dividends that would have been paid in respect of a Preferred Share or share of Series A Preferred issued as PIK Dividends in each remaining Dividend Period (as defined in the Certificate of Designations) from the date of the Board’s determination through the thirty-month (30) anniversary of the Original Issue Date multiplied by $1,000, (b) any shares of Common Stock or shares of Series A Preferred then owned by the Investor are not treated in any manner adverse to any other shares of the Company (including, with respect to the shares of Series A Preferred, on an as-converted basis (without regard to any limitation on conversion in the Certificate of Designations) and (c) the terms of such transaction are, taken as a whole, more favorable to the Company’s stockholders (as determined by the Board) than the terms of any alternative transaction proposed by the Investor or its affiliates.

(d)                                 The parties acknowledge that the Investor has provided the Company with a schedule accurately presenting the calculation of the Preferred Dividends (as defined in the Certificate of Designations) pursuant to the Certificate of Designations in certain circumstances.

Section 10.                                   Preemptive Rights.

(a)                                 The Investor will have the preemptive rights set forth in this Section 10 with respect to any issuance of any Common Stock or Equity-Linked Securities that are issued after the date hereof (any such issuance, other than those described in clauses (i) through (iii) below, a “Preemptive Rights Issuance”), except for (i) issuances solely to officers, employees, directors and consultants pursuant to and in accordance with equity incentive plans of the Company that were publicly filed with the SEC prior to the date hereof (provided that any such issuances are made in accordance with the terms, conditions and limitations of such plans as they existed as of the date of hereof and without effect to any amendments or other modifications thereof after the date hereof unless approved in writing by the Investor) or pursuant to equity incentive plans of the Company that are approved by the Board and publicly filed with the SEC after the date hereof, (ii) issuances of shares of Common Stock as consideration in any merger or acquisition approved pursuant to Section 9(c), or (iii) issuances of shares of Common Stock upon conversion of any of the Company’s 0.75% Convertible Senior Notes, due 2019 (provided that any such issuances are made in accordance with the terms, conditions and limitations of the indenture governing such  notes as it existed as of the date hereof).  The preemptive rights in this Section 10 shall terminate at such time as the holders of Series A Preferred no longer have the right to nominate a Series A Preferred Director to the Board pursuant to Section 8(b) of the Certificate of Designations.

(b)                                 If the Company at any time, or from time to time, effects a Preemptive Rights Issuance, the Company shall give prompt written notice to the Investor (but in no event later than ten (10) days prior to such issuance), which notice shall set forth the number and type of the securities to be issued, the issuance date, the offerees or transferees, the price per security, and all of the other terms and conditions of such issuance, which shall be deemed updated by delivery of the final documentation for such issuance to the Investor.  The Investor may, by written notice to the Company (a “Preemptive Rights Notice”) delivered at any time thereafter but no later than twenty (20) days after the consummation of such Preemptive Rights Issuance, elect to purchase (or designate an affiliate to purchase) a number of securities specified in such Preemptive Rights Notice (which number may be any number up to but not exceeding the Preemptive Rights Cap Amount applicable to such Preemptive Rights Issuance), on the same terms and conditions as such Preemptive Rights Issuance (it being understood and agreed that (i) the price per security that the Investors shall pay shall be the same as the price per security set forth in the Preemptive Rights Notice, and (ii) the Investors shall not be required to comply with any terms, conditions, obligations or restrictions (including, without limitation, any non-compete, standstill or other limitations but excluding any remaining period of a transfer or lock-up restriction applicable at such time to other purchasers in such Preemptive Rights Issuance) not necessary for the effectuation of the sale or issuance of such securities).  If the Investor exercises its preemptive rights hereunder with respect to such Preemptive Rights Issuance, the Company shall (or shall cause such subsidiary to) issue to the Investor (or its designated affiliate) the number of securities specified in such Preemptive Rights Notice promptly thereafter (and provided that, if the Investor shall have so notified the Company at least 3 Business Days prior to the issuance date set forth in the Company’s notice, at the Investor’s election such purchase and sale shall occur on the same date as, and immediately following, the Preemptive Right Issuance).  For the avoidance of doubt, in the event that the issuance of Common Stock or Equity-Linked Securities in a Preemptive Rights Issuance involves the purchase of a package of securities that includes Common Stock or Equity-Linked Securities and other securities in the same Preemptive Rights Issuance, the Investor shall have the right to acquire its pro rata portion of such other securities, together with its pro rata portion of such Common Stock or Equity-Linked Securities, in the same manner described above (as to amount, price and other terms), or solely acquire the Common Stock or Equity-Linked Securities.

(c)                                  The election by the Investor not to exercise its preemptive rights hereunder in any one instance shall not affect its right as to any future Preemptive Rights Issuances.

(d)                                 Notwithstanding anything to the contrary in this Agreement, in the event that the Investor exercises its preemptive rights pursuant to this Section 10 and the purchase or issuance of such securities would require the Company to obtain approval of its stockholders pursuant to NASDAQ listing rule 5635 (or any similar successor rule of NASDAQ or other United States national securities exchange that the Common Stock is listed upon, if any), the Company and the Investor will use their respective commercially reasonable efforts to negotiate in good faith the terms of any such transaction, including without limitation the terms of any securities of the Company issued pursuant to such transaction to the Investor, such that the issuance to the Investor would not require such stockholder approval while providing the Investor with substantially similar benefits and rights of such securities issued in the Preemptive Rights Issuance (including with respect to maintaining the Preferred Percentage (as defined in the Certificate of Designations)).

Section 11.                                   Governance.

(a)                                 Effective as of the Closing, the Board shall consist of ten (10) members, as set forth on Exhibit A hereto.  As promptly as practicable after the date hereof (but in no event later than March 1, 2018), the Board shall take all action necessary to appoint Peter Berger as a member of the Compensation Committee of the Board and Peter Berger as an observer of the Audit Committee of the Board (the foregoing committees of the Board collectively, the “Committees”).  Prior to such actions, the Committees shall not convene any meetings, or otherwise conduct any business.

(b)                                 From and after the Closing, so long as the holders of Series A Preferred have the right to nominate a Series A Preferred Director to the Board pursuant to Section 8(b) of the Certificate of Designations, the Board shall consist of ten (10) members, composed of (i) two (2) Series A Preferred Directors; (ii) four (4) directors who meet the independence criteria set forth in the listing standards of the NASDAQ Global Select Market to the extent applicable to the Company (or other United States national securities exchange that the Common Stock is listed upon, if any) (the “Independence Criteria”), and selected pursuant to Section 11(d) (each such director, an “Independent Director”); and (iii) four (4) other directors, two of whom shall satisfy the Independence Criteria (and, as of the Closing, one (1) of whom shall be the individual then serving as chief executive officer of the Company (as selected pursuant to Section 8.14 of the Purchase Agreement), one (1) of whom shall be the current chairman of the Board and the remaining two (2) shall be two of the directors on the Board as of the date hereof who satisfy the Independence Criteria); provided that the number of Series A Preferred Directors and Independent Directors may be adjusted pursuant to Section 11(e).

(c)                                  The Company shall, at any annual or special meeting of stockholders of the Company at which directors are to be elected, so long as the holders of Series A Preferred have the right to nominate a Series A Preferred Director to the Board pursuant to Section 8(b) of the Certificate of Designations, include the Series A Preferred Directors (or such other persons as may be selected in writing by the Investor) and the Independent Directors in the Company’s slate of nominees as for each relevant annual meeting of the Company’s stockholders (subject to each designee’s satisfaction of all applicable requirements regarding service as a director of the Company under applicable Law, regulation or stock exchange rules regarding service as a director; provided, however, that in no event shall any such designee’s relationship with the Investor (or any other actual or potential lack of independence resulting therefrom) be considered to disqualify such designee from being a member of the Board pursuant to this Section 11(c)) and shall recommend that the holders of the Series A Preferred Stock and/or Common Stock, as

applicable, vote in favor of such Series A Preferred Directors and such Independent Directors and shall support such Series A Preferred Directors and Independent Directors in a manner generally no less rigorous and favorable than the manner in which the Company supports its other nominees.

(d)                                 Prior to the Closing (and thereafter, as set forth in Exhibit A hereto), the individuals who shall serve in the capacity of Independent Directors as of the Closing shall be mutually selected by the Nominating and Corporate Governance Committee and the Investor.  Such individuals shall be (i) selected in good faith (taking into account the requisite skills and experience required for effective service on the board of directors of a company such as the Company and the compensation required to attract and retain a director with such requisite skills) and (ii) meet the Independence Criteria, and the Company and the Investor shall mutually agree upon the class of directors (as provided in Article VI of the Certificate of Incorporation of the Company) in which each such selected Independent Director shall serve as of the Closing.  The members of the Nominating and Corporate Governance Committee as of the Closing shall be as set forth on Exhibit A hereto.  Following the Closing, so long as the holders of Series A Preferred have the right to nominate a Series A Preferred Director to the Board pursuant to Section 8(b) of the Certificate of Designations, the Investor shall have the right to designate two members of the Nominating and Corporate Governance Committee from among the Independent Directors and the Series A Preferred Directors, provided that each such designee shall meet any applicable requirements for service on such committee under the listing standards of the principal stock exchange on which the Common Stock is then listed, if any.

(e)                                  (i) If at any time after the Closing, the Investor no longer meets the Ownership Threshold (as defined in the Certificate of Designations) but maintains the right to nominate one Series A Preferred Director pursuant to Section (8)(b) of the Certificate of Designations, the Investor shall cause one of the Series A Preferred Designees then sitting on the Board to offer to resign from the Board with immediate effect, and (ii) the vacancy caused by such resignation, if accepted by the Board, shall be filled by an Independent Director, in accordance with Section 11(d).

(f)                                   If a Series A Preferred Director resigns, dies, is not elected or is disqualified or removed from the Board, the Investor may nominate a replacement Series A Preferred Director, and such replacement Series A Preferred Director shall promptly be appointed to the Board, as provided in the bylaws of the Company.

(g)                                  The Series A Preferred Directors and the Independent Directors shall be entitled to reimbursement from the Company for all out-of-pocket expenses for travel and other arrangements reasonably incurred and paid by such directors in connection with their participation in meetings of the Board or committees thereof, subject to the provisions of the Company’s then current non-employee director compensation program.

(h)                                 From and after the Closing, the Company shall use reasonable best efforts to maintain in effect directors’ and officers’ insurance with terms, conditions, retentions and limits of liability that are in the aggregate at least as favorable as those contained in such directors’ and officers’ insurance policies in effect as of the date hereof.  Promptly following election to the Board, the Company shall enter into the Company’s standard indemnification agreement with each Series A Preferred Director providing for indemnification to the fullest extent permitted by applicable Law.

Section 12.                                   Indemnification.

(a)                                 Notwithstanding any termination of this Agreement, the Company shall indemnify and hold harmless the Investor and any participating Permitted Holder, and their respective officers, directors, employees, agents, partners, members, stockholders, representatives and affiliates, and each person or entity, if any, that controls the Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and the officers, directors, employees, agents and employees of each such controlling Person (each, an “Investor Indemnitee”), against any and all losses, claims, damages, actions, liabilities, costs and expenses (including reasonable fees, expenses and disbursements of attorneys and other professionals), joint or several, arising out of or based upon any untrue or alleged untrue statement of material fact contained or incorporated by reference in any registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or contained in any “issuer free writing prospectus” (as such term is defined in Rule 433 under the Securities Act) prepared by the Company or authorized by it in writing for use by the Investor or any amendment or supplement thereto; or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Company shall not be liable to such Investor Indemnitee to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon (i) any untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Investor Indemnitee claiming indemnification specifically for inclusion therein, (ii) offers or sales effected by or on behalf such Investor Indemnitee “by means of” (as defined in Securities Act Rule 159A) a “free writing prospectus” (as defined in Securities Act Rule 405) that was not authorized in writing by the Company, or (iii) the failure to deliver or make available to a purchaser of Registrable Securities a copy of any preliminary prospectus, pricing information or final prospectus contained in the applicable registration statement or any amendments or supplements thereto (to the extent the same is required by applicable Law to be delivered or made available to such purchaser at the time of sale of contract); provided that the Company shall have delivered to the Investor such preliminary prospectus or final prospectus contained in the applicable registration statement and any amendments or supplements thereto pursuant to Section 5(d) no later than the time of contract of sale in accordance with Rule 159 under the Securities Act.

(b)                                 The Investor shall indemnify and hold harmless the Company and its officers, directors, employees, agents, representatives and affiliates against any and all losses, claims, damages, actions, liabilities, costs and expenses (including reasonable fees, expenses and disbursements of attorneys and other professionals) arising out of or based upon any untrue or alleged untrue statement of material fact contained in any registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or contained in any “issuer free writing prospectus” (as such term is defined in Rule 433 under the Securities Act), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but only to the extent, that such untrue statements or omissions are based solely upon written information relating to the Investor furnished to the Company by or on behalf of the Investor specifically for inclusion in the documents referred to in the foregoing indemnity.  In no event shall the liability of the Investor hereunder be greater in amount than the dollar amount of the net proceeds received by the Investor and any participating Permitted Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(c)                                  If any proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense in such proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with such defense; provided that any such notice or other communication pursuant to this Section 12 between the Company and an Indemnifying Party or an Indemnified Party, as the case may be, shall be delivered to or by, as the case may be, the Investor; provided, further, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Section 12, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.  An Indemnified Party shall have the right to employ separate counsel in any such proceeding and to participate in the defense of such proceeding, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless:  (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such proceeding; or (3) the named parties to any such proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that representation of both such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate because of an actual conflict of interest between the Indemnifying Party and such Indemnified Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party); provided that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties.  The Indemnifying Party shall not be liable for any settlement of any such proceeding effected without its written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  No Indemnifying Party shall, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding.  All fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, promptly upon receipt of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an

Indemnified Party is not entitled to indemnification hereunder, provided that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification under this Section 12).

(d)                                 If the indemnification provided for in Section 12(a) or Section 12(b) is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any losses, claims, damages, actions, liabilities, costs or expenses referred to in Section 12(a) or Section 12(b), as the case may be, or is insufficient to hold the Indemnified Party harmless as contemplated therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, actions, liabilities, costs or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnified Party, on the one hand, and the Indemnifying Party, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, actions, liabilities, costs or expenses as well as any other relevant equitable considerations.  The relative fault of the Indemnifying Party, on the one hand, and of the Indemnified Party, on the other hand, shall be determined by reference to, among other factors, whether the untrue or alleged untrue statement of a material fact or omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Company and the Investor agree that it would not be just and equitable if contribution pursuant to this Section 12(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 12(d).  Notwithstanding the foregoing, in no event shall the liability of the Investor hereunder be greater in amount than the dollar amount of the net proceeds received by the Investor and any participating Permitted Holder upon the sale of the Registrable Securities giving rise to such contribution obligation.  No Indemnified Party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from an Indemnifying Party not guilty of such fraudulent misrepresentation.

Section 13.                                   Agreement to Furnish Information.  If reasonably requested by the Company or the book-running managing underwriters of Common Stock (or other securities of the Company convertible into Common Stock), the Investor and any participating Permitted Holder shall provide such information regarding the Investor and any participating Permitted Holder, and their respective Registrable Securities, as may be reasonably required by the Company or such representative of the book-running managing underwriters in connection with the filing of a registration statement and the completion of any public offering of the Registrable Securities pursuant to this Agreement.

Section 14.                                   Rule 144 Reporting.  With a view to making available to the Investor the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities that are Common Stock to the public without registration, the Company agrees to use its commercially reasonable efforts to:  (i) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of this Agreement; (ii) file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and (iii) so long as the Investor and any Permitted Holder owns any Registrable Securities, furnish to the Investor forthwith upon request:  a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act, and of the Exchange Act; a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as the Investor may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such Common Stock without registration.

Section 15.                                   Section 16b-3.  So long as the holders of Series A Preferred have the right to nominate a Series A Preferred Director to the Board pursuant to Section 8(b) of the Certificate of Designations, the Board shall take such action as is reasonably necessary to cause the exemption of any acquisition or disposition (or deemed acquisition or disposition) of Preferred Shares, shares of Series A Preferred Stock issued as PIK Dividends, shares of Common Stock or any other Registrable Securities by the Investor from the liability provisions of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 so long as such exemption is not prohibited by applicable Law; for the avoidance of doubt, the Company shall pass one or more exemptive resolutions by the Board each time there is any purported acquisition or disposition of Preferred Shares, shares of Series A Preferred Stock issued as PIK Dividends, shares of Common Stock or any other capital stock of the Company by the Investor with requisite specificity to exempt such purported acquisition or disposition from the liability provisions of Section 16(b) of the Exchange Act pursuant to Rule 16b-3.

Section 16.                                   Confidentiality.

(a)                                 The parties acknowledge and agree that each Series A Preferred Director may share Confidential Information with the Investor and its affiliates, to the extent reasonably necessary to monitor, evaluate or otherwise make decisions in connection with its investment in the Preferred Shares or the Company.  The Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any Confidential Information obtained from the Company pursuant to the terms of this Agreement (including, without limitation, notice of the Company’s intention to file a registration statement); provided, however, that the Investor may disclose Confidential Information (i) to its attorneys, accountants, consultants, and other professionals to the extent reasonably necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from the Investor, if such prospective purchaser agrees in writing to be bound by the provisions of this Section 16(a); (iii) in connection with periodic reports to its investors, partners, affiliates or members, the Investor may provide summary information regarding the Company’s financial information in such reports, as long as such investors, partners, affiliates and members are advised that such information is confidential or (iv) as may otherwise be required by Law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.  Receipt of Confidential Information shall not be imputed to any entity, whether or not an affiliate of the Investor, solely by virtue of the fact that the Investor’s director, officer, employee, agent, contractor, consultant or advisor is also a director, officer, employee, agent, contractor, consultant or advisor of such entity.

(b)                                 Notwithstanding anything to the contrary herein, the restrictions contained in Section 16(a) shall not apply to information furnished to Series A Preferred Director in his or her capacity as a director of the Company to the extent of his or her lawful use of such information in such capacity.  Nothing herein shall limit any such persons from fulfilling his or her fiduciary and other duties under applicable Law as members of the Board.

(c)                                  For so long as the Investor holds any shares of Registrable Securities, and except for legally required disclosures (including in any registration statement) the Company, its Subsidiaries and their respective officers and directors shall not, and the Company will cause its and its Subsidiaries’ employees not to, without the prior approval of the Investor, use the corporate name, trade name or logo of the Investor or any Permitted Holder, any of its affiliates, any of their investment funds or any portfolio companies of such investment funds in a public manner or format (including reference on or links to websites and press releases).

Section 17.                                   Termination.  Other than as expressly set forth in this Agreement, this Agreement shall terminate (a) upon the mutual written agreement of the Company and the Investor or (b) the date on which the Investor or any Permitted Holder no longer holds any Preferred Shares or Registrable Securities.

Section 18.                                   Miscellaneous.

(a)                                 No Inconsistent Agreements; Additional Rights.  The Company represents and warrants that it has not entered into, and agrees that it will not enter into, any agreement with respect to its securities that violates or subordinates or is otherwise inconsistent with the rights granted to the Investor under this Agreement.  If the Company enters into any agreement after the date hereof granting any Person registration rights with respect to any security of Parent which agreement contains any material provisions more favorable to such Person than those set forth in this Agreement, Parent will notify the Investor and will agree to such amendments to this Agreement as may be necessary to provide these rights to the Investor, at Investor’s election.

(b)                                 Governing Law.  This Agreement shall be governed in all respects by the laws of the State of Delaware without regard to any choice of laws or conflict of laws provisions that would require the application of the laws of any other jurisdiction.

(c)                                  Jurisdiction; Enforcement.  The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that each of the parties shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in any state or federal courts located in the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, solely if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  In addition, each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party or its successors or assigns, shall be brought and determined exclusively in any state or federal courts located in the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, solely if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.  Each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 18(g), (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Each party hereby consents to service being made through the notice procedures set forth in Section 18(g) and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 18(g) shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement.  EACH OF THE PARTIES KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(d)                                 Successors and Assigns.  Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties; provided, however, that the rights and obligations of parties under this Agreement shall not be assignable to any Person without the prior written consent of the other party, which consent may be conditioned on such assignee or successor entering into executed a joinder agreement to this Agreement substantially in the form of Exhibit B (the “Joinder Agreement”).

(e)                                  No Third-Party Beneficiaries.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer, and this Agreement shall not confer, on any Person other than the parties to this Agreement any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no other Persons shall have any standing with respect to this Agreement or the transactions contemplated by this Agreement; provided, however that each Indemnified Party (but only, in the case of an Investor Indemnitee, if such Investor Indemnitee has complied with the requirements of Section 12(c), including the first proviso of Section 12(c)) shall be entitled to the rights, remedies and obligations provided to an Indemnified Party under Section 12, and each such Indemnified Party shall have standing as a third-party beneficiary under Section 12 to enforce such rights, remedies and obligations.

(f)                                   Entire Agreement.  This Agreement, the Purchase Agreement, the Certificate of Designation and the other documents delivered pursuant to the Purchase Agreement constitute the full and entire understanding and agreement among the parties hereto with regard to the subjects of this Agreement and such other agreements and documents.

(g)                                  Notices.  Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications required or permitted under this Agreement shall be in writing and shall be mailed by reliable overnight delivery service or delivered by hand, facsimile or messenger, and email, as follows:

if to the Company:

Synchronoss Technologies, Inc.
200 Crossing Blvd.
Bridgewater, NJ 08807
Facsimile No:  (908) 231-0762
Attention:  Ronald Prague, Esq., Executive Vice President and General Counsel
Email:  ronald.prague@synchronoss.com

with a copy to (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
One Marina Park Drive, Suite 900
Boston, MA 02210
Attention:                             Marc Dupré

Andrew Luh
Facsimile:                             (617) 648-9199

Email:                                                mdupre@gunder.com

aluh@gunder.com

if to the Investor:

c/o Siris Capital Group, LLC
                                                601 Lexington Avenue, 59th Floor, New York, NY 10022

Facsimile No:  212-231-2680
                                                Attention: General Counsel
                                                Email: legalnotices@siriscapital.com

with a copy to (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:                             Andrew J.  Nussbaum
                                                                                    Igor Kirman
Facsimile:                             (212) 403-2000
Email:                                                AJNussbaum@wlrk.com
                                                                                    IKirman@wlrk.com

or in any such case to such other address, facsimile number or telephone as any party hereto may, from time to time, designate in a written notice given in a like manner.  Notices shall be deemed given when actually delivered by overnight delivery service, hand or messenger, or when received by facsimile if promptly confirmed.

(h)                                 Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any party to this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of or acquiescence in any breach or default, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default.  All remedies, either under this Agreement or by law or otherwise afforded to the Investor, shall be cumulative and not alternative.

(i)                                     Expenses.  The Company and the Investor shall bear their own expenses and legal fees incurred on their behalf with respect to this Agreement and the transactions contemplated hereby, except as otherwise provided in Section 4.

(j)                                    Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Investor or, in the case of a waiver, by the party against whom the waiver is to be effective.  Any consent hereunder and any amendment or waiver of any term of this Agreement by the Company must be approved by a majority of directors voting who are not Series A Preferred Directors.  Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities at the time outstanding (including securities convertible into Registrable Securities), each future holder of all such Registrable Securities, and the Company.

(k)                                 Non-Recourse.   All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this

Agreement), may be made only against the entities that are expressly identified as parties hereto and only with respect to the specific obligations undertaken by such parties as set forth herein with respect to such parties and no other Person shall have any liability for any obligations or liabilities based upon, arising out of, or related to this Agreement or the Transactions and no Person who is not a named party to this Agreement, including without limitation any present or past director, officer, employee, incorporator, member, partner, direct or indirect equityholder (including any members, partners or stockholders), manager, employee, incorporator, controlling person, management company, general partner, affiliate, trustees, agent, attorney, advisor, permitted assign and predecessor of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose damages of an entity party against its owners or affiliates) for any damages arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, non-performance, interpretation, termination, enforcement, construction or execution or any of the transactions contemplated hereby and each party hereto hereby waives and releases all such damages, claims and obligations against any such Non-Party Affiliates.

(l)                                     Counterparts.  This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format, each of which may be executed by less than all the parties, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.

(m)                             Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.

(n)                                 Titles and Subtitles; Interpretation.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.  When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section or Schedule of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute, rule or regulation defined or referred to in this Agreement means such agreement, instrument or statute, rule or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes.  Any reference to any section under the Securities Act or Exchange Act, or any rule promulgated thereunder, shall include any publicly available interpretive releases, policy statements, staff accounting bulletins, staff accounting manuals, staff legal bulletins, staff “no-action”, interpretive and exemptive letters, and staff compliance and disclosure interpretations (including “telephone interpretations”) of such section or rule by the SEC.  Each of the parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by each of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SILVER PRIVATE HOLDINGS I, LLC

By:	/s/ Peter Berger
Name: Peter Berger
Title: Authorized Signatory

SYNCHRONOSS TECHNOLOGIES, INC.

By:	/s/ Glenn Lurie
Name: Glenn Lurie
Title: Chief Executive Officer

[Signature Page to Investor Rights Agreement]

EXHIBIT A

Board

Series A Preferred Directors

1.              Frank Baker

2.              Peter Berger

Independent Directors

3.              Donnie Moore

4.              James McCormick

5.              Vacancy to be filled in good faith by the mutual agreement of the Investor and the Company as promptly as reasonably practicable after the date hereof (it being understood that the Investor shall have the sole right to recommend the individual to fill this vacancy)

6.              Vacancy to be filled in good faith by the mutual agreement of the Investor and the Company as promptly as reasonably practicable after the date hereof (it being understood that the Company shall have the sole right to recommend the individual to fill this vacancy)

Company Directors

7.              Glenn Lurie, Chief Executive Officer

8.              Stephen Waldis, Chairman of the Board

9.              William Cadogan

10.       Thomas Hopkins

Nominating and Corporate Governance Committee

Members

1.              Frank Baker

2.              Peter Berger

3.              William Cadogan

4.              Thomas Hopkins

EXHIBIT B

Form of Joinder Agreement to Investor Rights Agreement

[       ], 20[  ]

Reference is hereby made to the Investor Rights Agreement, dated February 15, 2018 (the “Investor Rights Agreement”), by and among Synchronoss Technologies, Inc., a Delaware corporation (the “Company”), and Silver Private Holdings I, LLC, a Delaware limited liability company (the “Investor”).

Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Investor Rights Agreement.

1.                                      Joinder.  The undersigned hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, it shall be deemed to be a party to the Investor Rights Agreement as if it were an original signatory thereto and hereby makes as of the date of the Investor Rights Agreement the representations and warranties and expressly assumes, and agrees to perform and discharge, all of the obligations and liabilities of the “Company” under the Investor Rights Agreement, including without limitation, any indemnity and contribution obligations under the Investor Rights Agreement.  All references in the Investor Rights Agreement to the “Company” shall hereafter mean the undersigned.

2.                                      Representations and Warranties.  The undersigned hereby represents and warrants to the Investor that it has all requisite power and authority to execute, deliver and perform its obligations under this Joinder Agreement to the Investor Rights Agreement and it has duly and validly taken all necessary action for the consummation of the transactions contemplated hereby and by the Investor Rights Agreement and that it has duly authorized, executed and delivered this Joinder Agreement to the Investor Rights Agreement and it is a valid and legally binding agreement enforceable against such undersigned in accordance with its terms.

3.                                      Counterparts.  This Joinder Agreement to the Investor Rights Agreement may be signed in one or more counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall constitute an original and all of which together shall constitute one and the same agreement.

4.                                      Amendments.  No amendment or waiver of any provision of this Joinder Agreement to the Investor Rights Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties thereto.

5.                                      Headings.  The section headings used herein are for convenience only and shall not affect the construction hereof.

6.                                      Severability of Provisions.  In the event that any one of more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected thereby, it being intended that all of the rights and privileges of the parties shall be enforceable to the fullest extent permitted by law.

7.                                      Applicable Law.  This Joinder Agreement to the Investor Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware.  The parties hereto each hereby waive any right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Joinder Agreement to the Investor Rights Agreement.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Joinder Agreement to the Investor Rights Agreement as of the date first written above.

[•]

By:
Name:
Title:

The foregoing Joinder Agreement to the Investor Rights Agreement is hereby confirmed and accepted as of the date first above written.

SILVER PRIVATE HOLDINGS I, LLC

By:
Name:
Title: